RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

PROSPECTUS
----------


                           Merrill Lynch & Co., Inc.

                  Consumer Staples Select Sector SPDR(R) Fund
           Market Index Target-Term Securities(R) due April 19, 2006
                             "MITTS(R) Securities"
                         $10 principal amount per unit

         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the MITTS Securities.


The MITTS Securities:                                      Payment at Maturity:
o    100% principal protection at maturity.                o    On the maturity date, for each unit of the MITTS
o    No payments before the maturity date.                      Securities you own, we will pay you an amount
o    Senior unsecured debt securities of Merrill Lynch          equal to the sum of the principal amount of each
     & Co., Inc.                                                unit and an additional amount based on the
o    Linked to the net asset value per share of the             increase, if any, in the net asset value per share of
     Consumer Staples Select Sector SPDR Fund, a                the Consumer Staples Select Sector SPDR Fund, as
     reigstered index fund.                                     adjusted by an adjustment factor as described in
o    The MITTS Securities are listed on the American            described in this prospectus.
     Stock Exchange under the trading symbol               o    At maturity, we will pay you all amounts due under
     "CSM".                                                     the MITTS Securities by delivering to you shares
o    Closing: April 19, 1999                                    of the Consumer Staples Select Sector SPDR Fund
                                                                or paying you cash with an equal value.

               Investing in the MITTS Securities involves risk.
                   See "Risk Factors" beginning on page S-9.
                              ___________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus of Merrill Lynch & Co., Inc. is truthful or complete. Any representation to the contrary is a criminal offense.


         The sale price of the MITTS Securities will be the prevailing market price at the time of sale.

                              ___________________

                              Merrill Lynch & Co.
                              ___________________

                 The date of this prospectus is June 24, 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks owned by Merrill Lynch & Co., Inc.


                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY INFORMATION--Q&A......................................................3

RISK FACTORS..................................................................9

MERRILL LYNCH & CO., INC.....................................................14

RATIO OF EARNINGS TO FIXED CHARGES OF ML&CO..................................15

DESCRIPTION OF THE MITTS SECURITIES..........................................16

THE CONSUMER STAPLES SPDR FUND...............................................23

OTHER TERMS..................................................................26

PROJECTED PAYMENT SCHEDULE...................................................29

WHERE YOU CAN FIND MORE INFORMATION..........................................30

INCORPORATION OF INFORMATION WE FILE WITH THE SEC............................31

PLAN OF DISTRIBUTION.........................................................31

EXPERTS......................................................................32


                           SUMMARY INFORMATION--Q&A

         This summary includes questions and answers that highlight selected information from this prospectus to help you understand the Consumer Staples Select Sector SPDR(R) Fund Market Index Target-Term Securities(R) due April 19, 2006. You should carefully read this prospectus to understand fully the terms of the MITTS Securities as well as the tax and other considerations that should be important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

         References in this prospectus to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

         References in this prospectus to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         References in this prospectus to the "Consumer Staples SPDR Fund" are to the Consumer Staples Select Sector SPDR Fund.

         We have attached the prospectus for the Consumer Staples SPDR Fund. You should carefully read the Fund Prospectus to fully understand the operation and management of the Consumer Staples SPDR Fund, particularly the fees and expenses associated with shares of the Consumer Staples SPDR Fund which affect the Net Asset Value per share of the Consumer Staples SPDR Fund and which will directly apply to you if we choose to deliver these shares to you at maturity of the MITTS Securities. Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Consumer Staples SPDR Fund and the index compilation agent for the Consumer Staples Select Sector Index. However, we are not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index. The Consumer Staples SPDR Fund will not receive any of the proceeds from the sale of the MITTS Securities and will not have any obligations with respect to the MITTS Securities.

         We have attached the Fund Prospectus and are delivering it to you together with this prospectus and the accompanying prospectus of ML&Co. for the convenience of reference only. The Fund Prospectus does not constitute a part of this prospectus or the accompanying prospectus of ML&Co., nor is it incorporated by reference in this prospectus or in the accompanying prospectus of ML&Co.

What are the MITTS Securities?

         The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on April 19, 2006 and cannot be redeemed at an earlier date. You will not receive any shares of the Consumer Staples SPDR Fund or any other payments on the MITTS Securities until maturity.

         Each "unit" of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities-Depositary" in this prospectus.

What will I receive at the stated maturity date of the MITTS Securities?

         We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in the appreciation, if any, in the Net Asset Value per share of the Consumer Staples SPDR Fund. At maturity, you will receive a number of shares of the Consumer Staples SPDR Fund equal in value to the sum of the principal amount and the Supplemental Redemption Amount, if any, and an amount of cash equal to the value of any fractional shares. We will determine the number of shares to be delivered to you based on the Ending Value. At our option, instead of delivering to you the shares to which you would otherwise be entitled, we may pay you cash.

Principal Amount

         The principal amount per unit is $10.

Supplemental Redemption Amount


         The Supplemental Redemption Amount per unit will equal:

      ( Adjusted Ending Value - Starting Value )
$10 X ( -------------------------------------- )
      (             Starting Value             )

but will not be less than zero.

         "Starting Value" equals 27.4089, the Net Asset Value of one share of the Consumer Staples SPDR Fund on April 13, 1999, the date the MITTS Securities were priced for initial sale to the public.

         "Adjusted Ending Value" means the Ending Value, as reduced by the application of the Adjustment Factor to the Net Asset Value used to calculate the Ending Value on each calculation day during the calculation period.

         "Ending Value" means the average of the Net Asset Values per share of the Consumer Staples SPDR Fund at the close of the market on five calculation days shortly before the maturity of the MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day's Net Asset Value if, during the calculation period, there is a disruption in the trading of a number of the component stocks of the Consumer Staples Select Sector Index or options relating to the shares of the Consumer Staples SPDR Fund, the Consumer Staples SPDR Fund is unable or otherwise fails to issue a Net Asset Value for the shares of the Consumer Staples SPDR Fund or the Consumer Staples SPDR Fund suspends the creation or redemption of its shares. Please see the section entitled "Description of the MITTS Securities-Adjustments to the Net Asset Value; Market Disruption Events" in this prospectus.

         The "Adjustment Factor" equals 1.95% per year and will be applied over the term of the MITTS Securities to reduce the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Supplemental Redemption Amount on each calculation day during the calculation period. As a result of the cumulative effect of this reduction, the values used to calculate your Supplemental Redemption Amount at the maturity of the MITTS Securities will be approximately 12.77% less than the actual Net Asset Values per share of the Consumer Staples SPDR Fund on each day during the calculation period. For a detailed discussion of how the Adjustment Factor will affect the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities-Delivery at Maturity" and "-Hypothetical Returns" in this prospectus.

         For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this prospectus.

Examples

   Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 1.95% per year.

Example 1-Adjusted Ending Value is less than the Starting Value at the maturity date:

     Starting Value: 27.41
     Hypothetical Ending Value: 28.78
     Hypothetical Adjusted Ending Value: 25.10

                                                       ( 25.10 - 27.41 )
     Supplemental Redemption Amount (per unit) = $10 X ( ------------- ) = $0.00
                                                       (     27.42     )

     Total value of shares delivered at maturity (per unit) = $10 + $0 = $10

Example 2-Adjusted Ending Value is greater than the Starting Value at the maturity date:

     Starting Value: 27.41
     Hypothetical Ending Value: 43.85
     Hypothetical Adjusted Ending Value: 38.25

                                                       ( 38.25 - 27.41 )
     Supplemental Redemption Amount (per unit) = $10 X ( ------------- ) = $3.96
                                                       (     27.41     )

Total value of shares delivered at maturity (per unit) = $10 + $3.96 = $13.96

How is the Net Asset Value determined?

         The "Net Asset Value" means the net asset value per share of the Consumer Staples SPDR Fund as determined by the Consumer Staples SPDR Fund. The Consumer Staples SPDR Fund calculates its Net Asset Value per share by dividing the value of its net assets, i.e., the value of its total assets less total liabilities, by its total number of shares outstanding. Expenses and fees, including the management, administration and distribution fees, of the Consumer Staples SPDR Fund are accrued daily and taken into account for purposes of determining Net Asset Value. The Net Asset Value per share of the Consumer Staples SPDR Fund is determined by the Consumer Staples SPDR Fund each Business Day after the close of trading on the New York Stock Exchange, ordinarily 4:00 p.m., New York City time. Shares of the Consumer Staples SPDR Fund are listed on the AMEX under the trading symbol "XLP".

When will I receive cash instead of shares of the Consumer Staples SPDR Fund?

         If we choose to pay you the amount due to you at maturity in cash instead of in shares of the Consumer Staples SPDR Fund which you would otherwise be entitled to receive, we will pay you an amount of cash equal to the sum of the principal amount and the Supplemental Redemption Amount, if any. In addition, if at any time MLPF&S ceases to be a soliciting dealer in the shares of the Consumer Staples SPDR Fund, we will pay the amount due to you in cash instead of shares. Please see the section entitled "Description of the MITTS Securities--Delivery at Maturity" in this prospectus.

         In addition, in the event that we choose to deliver shares of the Consumer Staples SPDR Fund at maturity, we will not distribute any fractional shares to you. We will aggregate all amounts due to you in respect of the total number of units you hold on the stated maturity date, and in lieu of delivering to you any fractional shares of the Consumer Staples SPDR Fund to which you would otherwise be entitled, we will pay you the cash value of these fractional shares based on the Ending Value.

Will I be charged any transaction fees or expenses with respect to the shares of the Consumer Staples SPDR Fund?

         Unless and until we deliver shares of the Consumer Staples SPDR Fund to you in satisfaction of our obligations under the MITTS Securities, you will not be directly charged any management, administration, distribution or other transaction fees or other expenses with respect to the shares of the Consumer Staples SPDR Fund. However, because the Consumer Staples SPDR Fund accrues these fees and expenses daily for purposes of determining the Net Asset Value of its shares, the Net Asset Values used to calculate your Supplemental Redemption Amount will reflect the deduction of these fees and expenses as well as the reduction resulting from the application of the Adjustment Factor.

         If at maturity we deliver to you shares of the Consumer Staples SPDR Fund, you will then become directly subject to ongoing account maintenance fees and certain other transaction expenses with respect to your shares so long as you hold those shares.

         The accompanying Fund Prospectus describes the fees and expenses charged by the Consumer Staples SPDR Fund in greater detail.

What is the Consumer Staples SPDR Fund?

         The Consumer Staples SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities comprising the Consumer Staples Select Sector Index. The Consumer Staples Select Sector Index consists of the equity securities of publicly traded companies that are components of the S&P 500 Index and are involved in the development and production of consumer staples, including cosmetic and personal care products, pharmaceuticals, soft drinks, tobacco and food products. As of April 13, 1999, the Consumer Staples Select Sector Index included 71 component stocks. A list of these securities and their index weightings as of April 13, 1999 is set forth under the section entitled "The Consumer Staples SPDR Fund" in this prospectus. Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Consumer Staples SPDR Fund and the index compilation agent for the Consumer Staples Select Sector Index. We are not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index. The Consumer Staples SPDR Fund will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities. You should independently decide whether an investment in the MITTS Securities and the Consumer Staples SPDR Fund is appropriate for you.

         The Consumer Staples SPDR Fund is one of nine investment funds comprising the Select Sector SPDR Trust, a management investment company registered under the Investment Company Act of 1940, as amended. Each fund's investment portfolio is comprised principally of constituent companies whose equity securities are components of the S&P 500 Index, each representing one of nine specified market sector indices. Each stock in the S&P 500 Index is allocated to only one Select Sector Index. The combined companies of the nine Select Sector Indices represent all of the companies whose stocks are components of the S&P 500 Index.

         You should carefully read the Fund Prospectus accompanying this prospectus and prospectus of ML&Co. to fully understand the operation and management of the Consumer Staples SPDR Fund. In addition, because the Select Sector SPDR Trust is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act, the Select Sector SPDR Trust is required to file periodically certain information specified by the SEC. For more information about the Consumer Staples SPDR Fund and the shares that you may receive at maturity, information provided to or filed with the SEC by the Select Sector SPDR Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. You may also obtain copies of these documents at no cost by calling the Select Sector SPDR Trust at (800) 843-2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor these other documents are incorporated by reference in this prospectus, and we make no representation or warranty as to the accuracy or completeness of this information.

What about taxes?

         Each year, even though you will not receive any payments from us until maturity, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This amount is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal 5.94% per annum, compounded semiannually.

         Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of ordinary income from the MITTS Securities each year: $0.4198 in 1999, $0.6289 in 2000, $0.6660 in 2001, $0.7062 in 2002, $0.7479 in 2003, $0.7948 in 2004,
$0.8417 in 2005 and $0.2602 in 2006. However, in 2006, the amount of ordinary income that you will be required to pay taxes on from owning a MITTS Security may be greater or less than $0.2602, depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $5.0655, you may have a loss which you could deduct against other income you may have in 2006; but under current tax regulations, you would neither be required nor permitted to amend your tax returns for prior years. If you receive shares of the Consumer Staples SPDR Fund on the stated maturity date, your aggregate initial tax basis in such shares of the Consumer Staples SPDR Fund should be an amount equal to the sum of $10 and the Supplemental Redemption Amount, less any cash received by you. Your holding period for any shares of the Consumer Staples SPDR Fund that you receive on the maturity date should begin on the day immediately following the maturity date. For further information, see "Projected Payment Schedule" in this prospectus.

Are the MITTS Securities listed on a stock exchange?

         The MITTS Securities are listed on the AMEX under the trading symbol "CSM". You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review the section entitled "Risk Factors-There may be an uncertain trading market for the MITTS Securities" in this prospectus.

What is the role of MLPF&S?

         Our subsidiary, MLPF&S, was the underwriter for the offering and sale of the MITTS Securities. MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

         MLPF&S also is our agent for purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent.

         MLPF&S also is a soliciting dealer in the shares of the Consumer Staples SPDR Fund and is the index compilation agent for the Consumer Staples Select Sector Index. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities to the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index. Please see the section entitled "Risk Factors-Potential conflicts of interests" in this prospectus.

Who is ML&Co.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in this prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus.

Are there any risks associated with my investment?

         Yes, an investment in the MITTS Securities is subject to risks. Please refer to the section "Risk Factors" in this prospectus.


                                 RISK FACTORS

         Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the MITTS Securities. In addition, you should reach an investment decision with regard to the MITTS Securities only after consulting with your legal and tax advisers and considering the suitability of the MITTS Securities in the light of your particular circumstances.

The MITTS Securities are unlike typical equity or debt securities

         The MITTS Securities combine features of equity and debt instruments. For example, like an equity instrument, the Supplemental Redemption Amount will be based on the increase, if any, in the Net Asset Value per share of the Consumer Staples SPDR Fund. However, as a holder of the MITTS Securities, you will not be entitled to receive distributions that would be payable on the shares of the Consumer Staples SPDR Fund as if you had made a direct investment in those shares. In addition, like a debt instrument, you will receive the principal amount of your MITTS Securities on the maturity date. However, the terms of the MITTS Securities differ from the terms of ordinary debt securities in that the Supplemental Redemption Amount payable at maturity is not a fixed amount, but is based on the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor over the term of the MITTS Securities.

You may not earn a return on your investment

         You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity date, the Supplemental Redemption Amount will be zero. This will be true even if the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor over the term of the MITTS Securities, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your MITTS Securities.

Your return will not reflect the return of owning shares of the Consumer Staples SPDR Fund or the securities and other assets comprising the Consumer Staples SPDR Fund's investment portfolio

         When determining the Supplemental Redemption Amount, if any, paid to you at maturity, the Consumer Staples SPDR Fund's Net Asset Value per share, which reflects the reduction of fund assets resulting from the accrual of the Consumer Staples SPDR Fund's fees and expenses and any distributions made by the Consumer Staples SPDR Fund, will also be reduced by the application of the Adjustment Factor over the term of the MITTS Securities. Consequently, your return on the MITTS Securities will not reflect the return of owning the shares of the Consumer Staples SPDR Fund or the securities and other assets included in the Consumer Staples SPDR Fund's investment portfolio.

Changes in the Net Asset Value per share of the Consumer Staples SPDR Fund will not exactly mirror changes in the Consumer Staples Select Sector Index

         As indicated in the Fund Prospectus, the Consumer Staples SPDR Fund's investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities included in the Consumer Staples Select Sector Index. However, changes in the value of the Consumer Staples Select Sector Index and in the Net Asset Value per share of the Consumer Staples SPDR Fund are not expected to be identical because:

         o the Consumer Staples SPDR Fund's investment portfolio may not hold all of the stocks in the Consumer Staples Select Sector Index or may not hold each stock in the same weighting as the Consumer Staples Select Sector Index,

         o the Consumer Staples SPDR Fund may hold assets other than equity securities, and

         o the Net Asset Value per share of the Consumer Staples SPDR Fund reflects the reduction of fund assets resulting from the accrual of fees and expenses and the payment of distributions, if any.

         As stated in the Fund Prospectus, the investment adviser to the Consumer Staples SPDR Fund believes that "over time, `the tracking error' of the Consumer Staples SPDR Fund relative to the performance of the Consumer Staples Select Sector Index, adjusted for the effect of the Consumer Staples SPDR Fund's expenses, will be less than 5%". There is no assurance that the tracking error will not be greater than 5% at any time, including the time that you may wish to sell your MITTS Securities before the maturity date or at the time the calculation agent determines the Supplemental Redemption Amount, if any.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable Merrill Lynch & Co., Inc. debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There may be an uncertain trading market for the MITTS Securities

         Although the MITTS Securities are listed on the AMEX under the trading symbol "CSM", you cannot assume that a trading market will continue to exist for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The continued existence of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the Net Asset Value per share of the Consumer Staples SPDR Fund.

         If the trading market for the MITTS Securities is limited, there may be a limited number of buyers when you decide to sell your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the Net Asset Value per share of the Consumer Staples SPDR Fund. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

         The Net Asset Value per share of the Consumer Staples SPDR Fund is expected to affect the trading value of the MITTS Securities. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor, exceeds the Starting Value. Even if you choose to sell your MITTS Securities when the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that value because of the expectation that the Net Asset Value will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities before the maturity date when the Net Asset Value per share of the Consumer Staples SPDR Fund, as adjusted by the Adjustment Factor, is below or not sufficiently above the Starting Value, you may receive less than the $10 principal amount per unit of MITTS Securities.

         Changes in the levels of U.S. interest rates are expected to affect the trading value of the MITTS Securities. Because the MITTS Securities repay, at a minimum, the principal amount at the maturity date, we expect that the trading value of the MITTS Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the MITTS Securities will increase. Interest rates may also affect the U.S. economy and, in turn, the Net Asset Value of the Consumer Staples SPDR Fund. Rising interest rates may lower the Net Asset Value per share of the Consumer Staples SPDR Fund and, as a result, lower the trading value of the MITTS Securities and, conversely, falling interest rates may increase the Net Asset Value per share of the Consumer Staples SPDR Fund and, as a result, may increase the trading value of the MITTS Securities.

         Changes in the volatility of the Fund are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the Net Asset Value per share of the Consumer Staples SPDR Fund increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Net Asset Value per share of the Consumer Staples SPDR Fund decreases, we expect that the trading value of the MITTS Securities will decrease.

         As the time remaining to maturity of the MITTS Securities decreases, the "time premium" associated with the MITTS Securities will decrease. We anticipate that before their maturity the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the Net Asset Value per share of the Consumer Staples SPDR Fund. This difference will reflect a "time premium" due to expectations concerning the Net Asset Value per share of the Consumer Staples SPDR Fund during the period before the maturity of the MITTS Securities. However, as the time remaining to the maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

         Changes in dividend yields of the stocks included in the Fund are expected to affect the trading value of the MITTS Securities. Generally, if dividend yields on the stocks comprising the Consumer Staples SPDR Fund increase, we expect that the trading value of the MITTS Securities will decrease, and conversely, if dividend yields on the stocks comprising the Consumer Staples SPDR Fund's investment portfolio decrease, we expect that the trading value of the MITTS Securities will increase.

         Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because the return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the increase in the Net Asset Value per share of the Consumer Staples SPDR Fund at maturity, an improvement in our credit ratings will not reduce other investment risks related to the MITTS Securities.

         In general, assuming all other relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in any one of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of an increase or decrease in the Net Asset Value per share of the Consumer Staples SPDR Fund will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Absence of prior active market for shares of the Consumer Staples SPDR Fund

         The Consumer Staples SPDR Fund is a recently organized investment company and has a limited operating history. Although its shares are listed for trading on the AMEX and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will develop for the shares of the Consumer Staples SPDR Fund. If a trading market does develop, there is no assurance that there will be liquidity in the trading market.

Concentration in consumer-related securities

         Because the Consumer Staples SPDR Fund's investment portfolio is predominantly comprised of securities of companies involved in the development and production of consumer staples, the value of the MITTS Securities may be adversely affected by several factors. These companies are subject to government regulation affecting the permissibility of using various food additives and production methods, which regulations could affect their earnings and profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, soft drink, and fashion-related products may be strongly affected by fads, marketing campaigns and other factors affecting supply and demand. Weak demand for these companies' products or services, as well as negative developments in these other areas, would adversely affect the performance of the Consumer Staples SPDR Fund and in turn, the trading value of the MITTS Securities.

No affiliation between ML&Co. and the Consumer Staples SPDR Fund

         Our affiliate MLPF&S is both a soliciting dealer in the shares of the Consumer Staples SPDR Fund and the Index Compilation Agent for the Consumer Staples Select Sector Index. However, we are not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index. The Consumer Staples SPDR Fund has no obligations with respect to the MITTS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the MITTS Securities into consideration for any reason. The Consumer Staples SPDR Fund will not receive any of the proceeds from this offering and is not responsible for, and has not participated in, the determination or calculation of the amount you will receive on your MITTS Securities at maturity. In addition, the Consumer Staples SPDR Fund is not involved with the administration or trading of the MITTS Securities and has no obligations with respect to any amounts due under the MITTS Securities.

You will have no shareholder's rights unless and until you receive shares of the Consumer Staples SPDR Fund

         Unless and until we deliver shares of the Consumer Staples SPDR Fund to you at the maturity of the MITTS Securities, you will not be entitled to any rights with respect to these shares including, without limitation, the right to receive distributions on, to vote or to redeem these shares. For example, if the Consumer Staples SPDR Fund sets a record date for a matter to be voted on by shareholders before our delivery of the shares of the Consumer Staples SPDR Fund to you, you will not be entitled to vote on that matter.

Amounts payable on the MITTS Securities may be limited by state law

         New York State law governs the indenture under which the MITTS Securities will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interests

         The calculation agent for the MITTS Securities is one of our subsidiaries. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests between the calculation agent and the holders of the MITTS Securities. These conflicts could occur, for instance, in connection with its determination as to whether a Market Disruption Event, as defined below, has occurred.

         MLPF&S is a soliciting dealer in the shares of the Consumer Staples SPDR Fund. Under certain circumstances, MLPF&S' role as calculation agent for the MITTS Securities and its role as a soliciting dealer in these shares could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities. These conflicts could occur in connection with its determination as to the Adjusted Ending Value and the number of shares to be delivered at maturity.

         Additionally, MLPF&S serves as index compilation agent for the Consumer Staples Select Sector Index. In its capacity as index compilation agent, MLPF&S determines, in consultation with S&P, which securities of the S&P 500 are to be included in the Consumer Staples Select Sector Index. Under certain circumstances, MLPF&S' role as calculation agent for the MITTS Securities and its role as index compilation agent could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities.

         MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due under the MITTS Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.


                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

         o    securities brokerage, trading and underwriting;

         o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

         o asset management and other investment advisory and recordkeeping services;

         o trading and brokerage of swaps, options, forwards, futures and other derivatives;

         o    securities clearance services;

         o    equity, debt and economic research;

         o banking, trust and lending services, including mortgage lending and related services; and

         o    insurance sales and underwriting services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the MITTS Securities described in this prospectus.

                 RATIO OF EARNINGS TO FIXED CHARGES OF ML&CO.

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:







                                                                                                    For the Three
                                                   Year Ended Last Friday in December               Months Ended
                                            1994        1995        1996       1997       1998     March 26, 1999
                                            ----        ----        ----       ----       ----     --------------
Ratio of earnings to fixed charges(a)......  1.2         1.2         1.2        1.2        1.1           1.3
----------
(a)      The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.


                      DESCRIPTION OF THE MITTS SECURITIES

         On April 19, 1999, ML&Co. issued $72,000,000 aggregate principal amount, or 7,200,000 units, of Consumer Staples Select Sector SPDR Fund MITTS Securities due April 19, 2006. The MITTS Securities were issued as a series of senior debt securities under the Senior Indenture, referred to as the 1983 Indenture, which is more fully described in this prospectus. The MITTS Securities will mature on April 19, 2006.

         While at maturity a beneficial owner of a MITTS Security will receive the number of shares of the Consumer Staples SPDR Fund, or cash with an equal value, equal in value, determined based on the Ending Value, to the sum of the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Delivery at Maturity".

         The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Other Terms--Events of Default and Acceleration" in this prospectus.

         The MITTS Securities were issued in denominations of whole units.

         The MITTS Securities do not have the benefit of any sinking fund.

Delivery at Maturity

         At maturity, a beneficial owner of a MITTS Security will be entitled to receive the number of shares of the Consumer Staples SPDR Fund, or cash with an equal value, equal in value to the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. The amount to be paid by ML&Co. to any holder of the MITTS Securities on the maturity date will be aggregated based on the total number of units then held by that holder and rounded to the nearest cent. If the Adjusted Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the number of shares of the Consumer Staples SPDR Fund, or cash with an equal value, equal in value to the principal amount of the MITTS Security. The number of shares to be delivered at maturity will be determined based on the Ending Value.

         If ML&Co. chooses to deliver shares of the Consumer Staples SPDR Fund to holders of the MITTS Securities at the maturity date, ML&Co. or one of its affiliates will deliver shares of the Consumer Staples SPDR Fund that are then newly issued by the Consumer Staples SPDR Fund.

         ML&Co. may, at its option, in lieu of delivering shares of the Consumer Staples SPDR Fund, pay cash in an amount equal to the sum of the principal amount of the MITTS Securities and the Supplemental Redemption Amount, if any. In addition, if at any time MLPF&S ceases to be a soliciting dealer in the shares of the Consumer Staples SPDR Fund, ML&Co. will pay the amount due to holders of the MITTS Securities in cash instead of shares.

Determination of the Supplemental Redemption Amount

         The Supplemental Redemption Amount for a MITTS Security will be determined by the calculation agent and will equal:


                                                        ( Adjusted Ending Value - Starting Value )
Principal amount of the MITTS Security ($10 per unit) X ( -------------------------------------- )
                                                        (             Starting Value             )

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

         The "Starting Value" equals 27.4089, the Net Asset Value of one share of the Consumer Staples SPDR Fund on April 13, 1999, the date the MITTS Securities were priced for initial sale to the public.

         "Net Asset Value" means the net asset value per share of the Consumer Staples SPDR Fund as determined by the Consumer Staples SPDR Fund. The Consumer Staples SPDR Fund calculates its Net Asset Value per share by dividing the value of its net assets, i.e., the value of its total assets less total liabilities, by its total number of shares outstanding. Expenses and fees, including the management, administration and distribution fees, of the Consumer Staples SPDR Fund are accrued daily and taken into account for purposes of determining its Net Asset Value. The Net Asset Value per share of the Consumer Staples SPDR Fund is determined by the Consumer Staples SPDR Fund each Business Day after the close of trading on the New York Stock Exchange, ordinarily 4:00 p.m., New York City time. Shares of the Consumer Staples SPDR Fund are listed on the AMEX under the trading symbol "XLP".

         The "Adjusted Ending Value" will be determined by the calculation agent and will equal the Ending Value, as reduced by the application of the Adjustment Factor to the Net Asset Value used to calculate the Ending Value on each Calculation Day during the Calculation Period.

         The "Ending Value" will equal the average, or arithmetic mean, of the Net Asset Values per share of the Consumer Staples SPDR Fund on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period, the Ending Value will equal the average, or arithmetic mean, of the Net Asset Values of the Consumer Staples SPDR Fund on each of these Calculation Days, and if there is only one Calculation Day, then the Ending Value will be equal to the Net Asset Value per share of the Consumer Staples SPDR Fund on that Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Value shall mean the Net Asset Value per share of the Consumer Staples SPDR Fund on the last Trading Day before the Calculation Period for which a Net Asset Value per share of the Consumer Staples SPDR Fund was determined.

         The "Adjustment Factor" equals 1.95% per year and will be applied over the entire term of the MITTS Securities. On each calendar day during the term of the MITTS Securities, we will apply this percentage on a prorated basis based on a 365-day year to reduce the values used to calculate the Supplemental Redemption Amount. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount at the maturity of the MITTS Securities will be approximately 12.77% less than the actual Net Asset Values per share of the Consumer Staples SPDR Fund on each Calculation Day during the Calculation Period.

         The "Calculation Period" means the period from and including the seventh scheduled Calculation Day before the maturity date to and including the second scheduled Calculation Day before maturity.

         "Calculation Day" means any Trading Day on which a Market Disruption Event has not occurred.

         "Trading Day" is a day on which the shares of the Consumer Staples SPDR
Fund:

         o are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and

         o have traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of the Consumer Staples SPDR Fund.

Fractional Shares

         ML&Co. will not distribute fractional shares of the Consumer Staples SPDR Fund at maturity. In the event ML&Co. elects to pay holders of the MITTS Securities in shares of the Consumer Staples SPDR Fund, all amounts due to any holder of the MITTS Securities in respect of the total number of units held by that holder will be aggregated, and in lieu of delivering any fractional share to that holder, that holder will receive the cash value of that fractional share based on the Ending Value.

Hypothetical Returns

         The following table illustrates, for a range of hypothetical Ending
Values:

         o the percentage change from the Starting Value to the hypothetical Ending Value,

         o the Adjusted Ending Value used to calculate the Supplemental Redemption Amount,

         o the principal amount and Supplemental Redemption Amount, if any, paid at maturity per unit,

         o    the total rate of return to beneficial owners of the MITTS
              Securities,

         o the pretax annualized rate of return to beneficial owners of MITTS Securities, and

         o the pretax annualized rate of return of an investment in shares of the Consumer Staples SPDR Fund.

                                                               Principal                                                 Pretax
                        Percentage                            Amount and                             Pretax            Annualized
   Hypothetical       Change from the                        Supplemental       Total Rate of      Annualized        Rate of Return
   Ending Value      Starting Value to                        Redemption        Return on the    Rate of Return     of Shares of the
    During the       the Hypothetical    Adjusted Ending    Amount paid at          MITTS         on the MITTS      Consumer Staples
Calculation Period     Ending Value          Value(1)      Maturity per unit     Securities       Securities(2)      SPDR Fund(2)(3)
------------------   -----------------   ---------------   -----------------    -------------    --------------     ----------------
       5.48              -80.00%              4.78              $10.00              0.00%             0.00%              -20.32%
      10.96              -60.00%              9.56              $10.00              0.00%             0.00%              -11.39%
      16.45              -40.00%             14.35              $10.00              0.00%             0.00%               -5.91%
      21.93              -20.00%             19.13              $10.00              0.00%             0.00%               -1.91%
      27.41(4)             0.00%             23.91              $10.00              0.00%             0.00%                1.27%
      32.89               20.00%             28.69              $10.47              4.68%             0.65%                3.91%
      38.37               40.00%             33.47              $12.21             22.12%             2.87%                6.18%
      43.85               60.00%             38.25              $13.96             39.57%             4.82%                8.17%
      49.34               80.00%             43.04              $15.70             57.02%             6.55%                9.94%
      54.82              100.00%             47.82              $17.45             74.46%             8.10%               11.54%
      60.30              120.00%             52.60              $19.19             91.91%             9.52%               13.00%
      65.78              140.00%             57.38              $20.94            109.35%            10.83%               14.35%
      71.26              160.00%             62.16              $22.68            126.80%            12.04%               15.60%
      76.74              180.00%             66.95              $24.42            144.25%            13.16%               16.76%
      82.23              200.00%             71.73              $26.17            161.69%            14.21%               17.85%
___________
(1)   The Adjusted Ending Values specified in this column are approximately 12.77% less than the hypothetical Ending Values as a result of the cumulative effect of the application of the Adjustment Factor of 1.95% per annum over the term of the MITTS
      Securities.
(2)   The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3)   This rate of return assumes,
      (a)    a constant dividend yield of 1.27% per annum, paid quarterly during the investment term and applied to the Net Asset
             Value per share of the Consumer Staples SPDR Fund at the end of each quarter, assuming the Net Asset Value per share of the Consumer Staples SPDR Fund increases or decreases linearly from the Starting Value to the hypothetical Ending Value during the Calculation Period;
      (b)    no transaction fees or expenses in connection with purchasing and holding shares of the Consumer Staples SPDR Fund;
      (c)    an investment term equal to the term of the MITTS Securities; and
      (d)    a Net Asset Value per share of the Consumer Staples SPDR Fund on the maturity date equal to the Ending Value.
(4) The Starting Value equals 27.4089.

         The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount and the resulting total and pretax annualized rate of return will depend entirely on the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus.

Adjustments to the Net Asset Value; Market Disruption Events

         If at any time the shares of the Consumer Staples SPDR Fund are subject to a split or reverse split, the calculation agent shall adjust the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Ending Value in order to arrive at a Net Asset Value per share of the Consumer Staples SPDR Fund as if such split or reverse split, as the case may be, had not occurred.

         "Market Disruption Event" means any of the following events, as determined by the calculation agent:

         (a) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Consumer Staples Select Sector Index;

         (b) the suspension or material limitation on trading, in each case, for more than two hours of trading, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts related to the shares of the Consumer Staples SPDR Fund which are traded on any major U.S. exchange; or

         (c) the Consumer Staples SPDR Fund (1) is unable or otherwise fails to issue a Net Asset Value for any shares of the Consumer Staples SPDR Fund after the close of business on the NYSE or (2) suspends the creation or redemption of shares of the Consumer Staples SPDR Fund.

         For the purpose of clause (a) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

         For the purposes of clauses (a) and (b) of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Termination of the Consumer Staples SPDR Fund

         If the Consumer Staples SPDR Fund is liquidated or otherwise terminated, for purposes of calculating the Supplemental Redemption Amount payable at the maturity of the MITTS Securities, the calculation agent will calculate the Net Asset Value as follows: The Net Asset Value per share of the Consumer Staples SPDR Fund on the Trading Day occurring immediately before any liquidating distribution will equal the Net Asset Value for that day (the "Pre-liquidation Date"). The calculation agent will then calculate the Net Asset Value after the close of trading on each Trading Day following the Pre-liquidation Date (each date, a "Determination Date") by increasing or decreasing, as the case may be, the Net Asset Value as of the immediately preceding Trading Day by the percentage by which the closing value of the Consumer Staples Select Sector Index increases or decreases from the immediately preceding Trading Day to that Determination Date and further decreasing the Net Asset Value by fees, expenses and non-liquidating distributions (together, "Fund Expenses") that the calculation agent, in its sole judgment but with reference to the Fund Expenses actually incurred by the Consumer Staples SPDR Fund before its liquidation or termination, deems would reasonably have been accrued and included in the calculation of the Net Asset Value per share of the Consumer Staples SPDR Fund had it not been liquidated or terminated, from the immediately preceding Trading Day to that Determination Date. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal, or another newspaper of general circulation, and arrange for information with respect to such values to be made available by telephone.

         If the Consumer Staples SPDR Fund is liquidated or otherwise terminated and the Consumer Staples Select Sector Index is no longer calculated or published (an "Index Termination Event"), the calculation agent will select a successor index that it determines, in its sole discretion, to be comparable to the Consumer Staples Select Sector Index, and, upon the calculation agent's notification of such determination to the trustee and ML&Co., the calculation agent will substitute the successor index for the Consumer Staples Select Sector Index and calculate the Net Asset Value in accordance with the procedures referred to in the immediately preceding paragraph with reference to the successor index. Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

         In the event that an Index Termination Event occurs and a successor index to the Consumer Staples Select Sector Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the calculation agent shall compute a substitute index for the Consumer Staples Select Sector Index for that Calculation Day in accordance with the procedures last used to calculate the Consumer Staples Select Sector Index before any discontinuance. The calculation agent will calculate the Net Asset Value in accordance with the procedures referred to in the first paragraph of this section with reference to a substitute index. Upon any selection by the calculation agent of a substitute index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

         If S&P discontinues publication of the S&P 500 Index subsequent to an Index Termination Event and

         o a successor index to the Consumer Staples Select Sector Index is not selected by the calculation agent or is no longer published on any of the Calculation Days and

         o the calculation agent is unable to calculate a substitute index for the Consumer Staples Select Sector Index,

the calculation agent will compute a substitute index for the S&P 500 Index for that Calculation Day in accordance with the procedures last used to calculate the S&P 500 Index prior to any discontinuance. If the calculation agent calculates a substitute index for the S&P 500 Index, the calculation agent will use that substitute index to calculate the substitute index for the Consumer Staples Select Sector Index.

         Notwithstanding these alternative arrangements, liquidation or termination of the Consumer Staples SPDR Fund or the discontinuance of the publication of the Consumer Staples Select Sector Index or the S&P 500 Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

         In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated assuming:

o the date of early repayment is the maturity date of the MITTS Securities and

o the Adjustment Factor is prorated based on a 365-day year and applied each calendar day to reduce the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Supplemental Redemption Amount. See "Delivery at Maturity" in this prospectus.

If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

         In case of default in payment at the maturity date of the MITTS Securities, whether at their stated maturity or upon acceleration, from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 5.83% per annum, to the extent that payment of any interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of any amount has been made or duly provided for.

Depositary

    Description of the Global Securities

         Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or by any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities, including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant of DTC, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    DTC Procedures

         The following is based on information furnished by DTC:

         DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of the issue, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of the MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts such MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of these payments to direct participants shall be the responsibility of DTC, and disbursement of these payments to the beneficial owners shall be the responsibility of direct and indirect participants.

    Exchange for Certificated Securities

         If:

         o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         o ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable or

         o an Event of Default has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. These definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that the instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global securities.

         DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

         ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for the accuracy of this information.

Same-Day Settlement and Delivery

         Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, by delivery of shares of the Consumer Staples SPDR Fund in an equal value. If ML&Co. elects, at its option, to pay cash in lieu of delivering shares of the Consumer Staples SPDR Fund, ML&Co. will make payment in immediately available funds so long as the MITTS Securities are maintained in book-entry form.


                        THE CONSUMER STAPLES SPDR FUND

         ML&Co. has attached the Fund Prospectus describing the Consumer Staples SPDR Fund and is delivering it to purchasers of the MITTS Securities together with this prospectus and the accompanying prospectus of ML&Co. for the convenience of reference only. The Fund Prospectus does not constitute a part of this prospectus or the accompanying prospectus of ML&Co., nor is it incorporated by reference in this prospectus or the accompanying prospectus of ML&Co. The summary description below is qualified in its entirety by the information describing the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index included in the attached Fund Prospectus.

         As stated in the Fund Prospectus, the Consumer Staples SPDR Fund is an index fund whose investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities included in the Consumer Staples Select Sector Index. The Consumer Staples Select Sector Index consists of the equity securities of publicly traded companies that are components of the S&P 500 Index and are involved in the development and production of consumer staples, including cosmetic and personal care products, pharmaceuticals, soft drinks, tobacco and food products.

         Although ML&Co.'s subsidiary, MLPF&S, provides certain services to the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index, ML&Co. is not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index, and the Consumer Staples SPDR Fund will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities. A prospective purchaser of the MITTS Securities should independently decide whether an investment in the MITTS Securities and the Consumer Staples SPDR Fund is appropriate.

         The Consumer Staples SPDR Fund is one of nine investment funds comprising the Select Sector SPDR Trust. Each fund's investment portfolio is comprised principally of constituent companies whose equity securities are components of the S&P 500 Index, each representing one of nine specified market sector indices. Each stock in the S&P 500 Index is allocated to only one Select Sector Index. The combined companies of the nine indices represent all of the companies whose stocks are components of the S&P 500 Index. The Consumer Staples SPDR Fund's initial public offering occurred on December 16, 1998 and therefore has limited operating history.

         Because the Select Sector SPDR Trust is subject to the registration requirements of the Securities Act and the Investment Company Act, the Select Sector SPDR Trust is required to file periodically certain information specified by the SEC. For more information about the Consumer Staples SPDR Fund and the shares that a holder of the MITTS Securities may receive at maturity, information provided to or filed with the SEC by the Select Sector SPDR Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. Copies of these documents may also be obtained at no cost by calling the Select Sector SPDR Trust at (800) 843-2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor these other documents are incorporated by reference in this prospectus, and ML&Co. makes no representation or warranty as to the accuracy or completeness of these documents.

         ML&Co. is not affiliated with the Consumer Staples SPDR Fund, and the Consumer Staples SPDR Fund has no obligations with respect to the MITTS Securities. This prospectus relates only to the MITTS Securities offered by this prospectus and does not relate to the shares of the Consumer Staples SPDR Fund or any other securities relating to the Consumer Staples SPDR Fund. The information contained in this prospectus regarding the Consumer Staples SPDR Fund has been derived from the publicly available documents described in the preceding paragraph. ML&Co. makes no representation that these publicly available documents or any other publicly available information regarding the Consumer Staples SPDR Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the shares of the Consumer Staples SPDR Fund, and therefore the trading price of the MITTS Securities, have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of or failure to disclose material future events concerning the Consumer Staples SPDR Fund could affect the Supplemental Redemption Amount, if any, to be received at maturity and therefore the trading value of the MITTS Securities.

         MLPF&S, a subsidiary of ML&Co., is a soliciting dealer in the shares of the Consumer Staples SPDR Fund. Additionally, MLPF&S serves as index compilation agent for the Consumer Staples Select Sector Index. In its capacity as index compilation agent, MLPF&S determines, in consultation with S&P, the composition of the securities measured by the Consumer Staples Select Sector Index.

License Agreement

         S&P, the AMEX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee of MLPF&S.

         The license agreement among S&P, the AMEX and MLPF&S provides that the following language must be stated in this prospectus:

         "Standard & Poor's(R)", "Standard & Poor's 500(R), "S&P 500(R)", "S&P(R)", "500", "Standard & Poor's Depositary Receipts", "SPDRs", "Select Sector SPDR" and "Select Sector Standard & Poor's Depositary Receipts" are registered trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by MLPF&S. ML&Co. is an authorized sublicensee of MLPF&S. The stocks comprising the Consumer Staples Select Sector Index were selected by MLPF&S, as index compilation agent, in consultation with S&P from the universe of companies represented by the S&P 500 Index. The composition and weightings of the stocks included in the Consumer Staples Select Sector Index can be expected to differ from the composition and weighting of stocks included in any similar S&P 500 sector index published and disseminated by S&P.

         The MITTS Securities, the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or in the ability of the Consumer Staples SPDR Fund to track the performance and yield of the Consumer Staples Select Sector Index or in the ability of the Consumer Staples Select Sector Index to track the performance of the consumer staples sector represented in the stock market. The stocks included in the Consumer Staples Select Sector Index were selected by MLPF&S as the index compilation agent in consultation with S&P from a universe of companies involved in the development and production of consumer staples products and represented by the S&P 500 Index. The composition and weightings of the stocks included in the Consumer Staples Select Sector Index can be expected to differ from the composition and weighting of stocks included in any corresponding S&P 500 sector index that is published and disseminated by S&P. S&P's only relationship to the index compilation agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the index compilation agent or the MITTS Securities. S&P has no obligation to take the needs of the index compilation agent, ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in any determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are initially to be sold, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into shares of the Consumer Staples SPDR Fund or cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

         S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index, the Consumer Staples Select Sector Index or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, the holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index, the Consumer Staples Select Sector Index or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index, the Consumer Staples Select Sector Index or any data included therein. Without limiting the generality of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of such damages.

         All disclosures contained in this prospectus regarding the S&P 500 Index or the Consumer Staples Select Sector Index, including its respective make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P and the Select Sector SPDR Trust, respectively. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of this information.


                                  OTHER TERMS

         ML&Co. issued the MITTS Securities as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the MITTS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

Limitations Upon Liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

         o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

         o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

Modification and Waiver

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

Events of Default

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the Trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the Trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

         o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

         o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The MITTS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.


                          PROJECTED PAYMENT SCHEDULE

         Solely for purposes of applying the final Treasury Department Regulations (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount and a projected Supplemental Redemption Amount equal to $4.9556 per Unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to 5.83% per annum, compounded semiannually.

         The projected payment schedule, including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities, has been determined solely for United States Federal income tax purposes, i.e., for purposes of applying the Final Regulations to the MITTS Securities, and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over an assumed term of approximately seven years for the MITTS Securities based upon a projected payment schedule for the MITTS Securities, including both the Projected Supplemental Redemption Amount and the estimated yield equal to 5.83% per annum (compounded semiannually, as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities:

                                                                                                 Total Interest
                                                                                                 Deemed to Have
                                                                               Interested       Accrued on MITTS
                                                                                Deemed to        Securities as
                                                                              Accrue During         of End
                                                                             Accrual Period    of Accrual Period
                             Accrual Period                                    (per unit)          (per unit)
                             --------------                                  --------------    -----------------
April 19, 1999 through October 19, 1999...............................           $0.2978            $0.2978
October 20, 1999 through April 19, 2000...............................           $0.3059            $0.6037
April 20, 2000 through October 19, 2000...............................           $0.3149            $0.9186
October 20, 2000 through April 19, 2001...............................           $0.3243            $1.2429
April 20, 2001 through October 19, 2001...............................           $0.3339            $1.5768
October 20, 2001 through April 19, 2002...............................           $0.3438            $1.9206
April 20, 2002 through October 19, 2002...............................           $0.3541            $2.2747
October 20, 2002 through April 19, 2003...............................           $0.3645            $2.6392
April 20, 2003 through October 19, 2003...............................           $0.3754            $3.0146
October 20, 2003 through April 19, 2004...............................           $0.3865            $3.4011
April 20, 2004 through October 19, 2004...............................           $0.3981            $3.7992
October 20, 2004 through April 19, 2005...............................           $0.4098            $4.2090
April 20, 2005 through October 19, 2005...............................           $0.4220            $4.6310
October 20, 2005 through April 19, 2006...............................           $0.4345            $5.0655

_____________
Projected Supplemental Redemption Amount = $5.0655 per unit.


                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus of ML&Co. accompanying this prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus of ML&Co. may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

The Consumer Staples SPDR Fund

         The Select Sector SPDR Trust is subject to the registration requirements of the Securities Act and the Investment Company Act and is required to file periodically certain information specified by the SEC. For more information about the Consumer Staples SPDR Fund and the shares that you may receive at maturity, information provided to or filed with the SEC by the Select Sector SPDR Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through its web site. You may also obtain copies of these documents at no cost by calling the Select Sector SPDR Trust at (800) 843-2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor these other documents are incorporated by reference in this prospectus, and we make no representation or warranty as to the accuracy or completeness of that information.


               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o    incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o    annual report on Form 10-K for the year ended December 25, 1998;

         o    quarterly report on Form 10-Q for the period ended March 26, 1999;
              and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999, March 26, 1999, April 13, 1999, April 19,
              1999, May 26, 1999, May 28, 1999 and June 1, 1999.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o    reports filed under Sections 13(a) and (c) of the Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.



                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the MITTS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the MITTS Securities.

         MLPF&S may act as principal or agent in these market-making transactions.

         The MITTS Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.